EXHIBIT 99.1

GSI Technology, Inc. Reports Third Quarter Fiscal 2023 Results

SUNNYVALE, Calif., Jan. 26, 2023 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2022.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Net revenues	$6,447	$8,953	$8,065	$24,309	$24,653
Gross margin (%)	57.5%	62.6%	55.3%	60.4%	54.4%
Operating expenses	$8,495	$8,807	$8,994	$26,609	$26,831
Operating loss	$(4,789)	$(3,205)	$(4,532)	$(11,936)	$(13,410)
Net loss	$(4,812)	$(3,228)	$(4,581)	$(12,016)	$(13,357)
Net loss per share, diluted	$(0.20)	$(0.13)	$(0.19)	$(0.49)	$(0.55)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “Third quarter revenue of $6.4 million was within guidance, but at the lower end. Revenue growth was impacted this quarter by the uncertain outlook for the global economy. Despite this, we continue to see demand for our SRAM products and interest in our Radiation Hardened and Radiation Tolerant products. While customer order patterns are variable right now, these fluctuations are related to economic and external factors, not changes in the market requirements for our products. Despite the lower revenue in the quarter compared to the prior quarter, increased sales of higher-margin products resulted in gross margin of 57.5%, exceeding the high end of our guidance range. While research and development costs declined sequentially, we saw an increase in selling, general and administrative expenses primarily related to differences in the level of quarterly adjustments to contingent consideration and severance expenses related to recent layoffs."

Mr. Shu continued, “We want to assure our investors that we remain fully committed to delivering a high-quality APU solution to the market. To ensure success and align our resources with the Company's goals, we announced the implementation of several cost-reduction initiatives at the end of November 2022. We are on track to achieve $7 million in savings on an annualized basis through strategic cost-reductions. These measures aim to right-size our operations and target spending to increase our operational efficiency, enabling us to focus our resources on advancing our proprietary APU technology."

Commenting on the outlook for GSI’s fourth quarter of fiscal 2023, Mr. Shu stated, “current expectations for the upcoming fiscal fourth quarter are net revenues in a range of $5.0 million to $5.6 million, with gross margin of approximately 49% to 51%.

Third Quarter Fiscal Year 2023 Summary Financials

The Company reported a net loss of ($4.8 million), or ($0.20) per diluted share, on net revenues of $6.4 million for the third quarter of fiscal 2023, compared to a net loss of ($4.6 million), or ($0.19) per diluted share, on net revenues of $8.1 million for the third quarter of fiscal 2022 and a net loss of ($3.2 million), or ($0.13) per diluted share, on net revenues of $9.0 million for the second quarter of fiscal 2023. Gross margin was 57.5% compared to 55.3% in the prior year period and 62.6% in the preceding second quarter. The changes in gross margin were primarily due to changes in product mix sold in the three periods.

In the third quarter of fiscal 2023, sales to Nokia were $1.3 million, or 20.0% of net revenues compared to $1.9 million, or 24.0% of net revenues, in the same period a year ago and $1.2 million, or 13.6% of net revenues in the prior quarter. Military/defense sales were 26.2% of third quarter shipments compared to 27.1% of shipments in the comparable period a year ago and 22.4% of shipments in the prior quarter. SigmaQuad sales were 45.2% of third quarter shipments compared to 40.5% in the third quarter of fiscal 2022 and 58.1% in the prior quarter.

Total operating expenses in the third quarter of fiscal 2023 were $8.5 million, compared to $9.0 million in the third quarter of fiscal 2022 and $8.8 million in the prior quarter. Research and development expenses were $5.5 million, compared to $6.2 million in the prior year period and $6.4 million in the prior quarter. Selling, general and administrative expenses were $3.0 million in the quarter ended December 31, 2022 compared to $2.8 million in the prior year quarter and $2.4 million in the previous quarter.

Third quarter fiscal 2023 operating loss was ($4.8 million) compared to ($4.6 million) in the prior year period and an operating loss of ($3.2 million) in the prior quarter. Third quarter fiscal 2023 net loss included net interest and other income of $61,000 and a tax provision of $84,000, compared to $15,000 in net interest and other income and a tax provision of $64,000 for the same period a year ago. In the preceding second quarter, net loss included net interest and other income of $14,000 and a tax provision of $37,000.

Total third quarter pre-tax stock-based compensation expense was $654,000 compared to $740,000 in the comparable quarter a year ago and $661,000 in the prior quarter.

At December 31, 2022, the Company had $35.2 million in cash, cash equivalents, and short-term investments and $0 in long-term investments, compared to $44.0 million in cash, cash equivalents and short-term investments and $3.3 million in long-term investments at March 31, 2022. Working capital was $39.2 million as of December 31, 2022 versus $45.8 million at March 31, 2022, with no debt. Stockholders’ equity as of December 31, 2022 was $54.8 million compared to $64.5 million as of the fiscal year ended March 31, 2022.

Conference Call

GSI Technology will announce financial results for its third fiscal quarter ended December 31, 2022 after the market close on Thursday, January 26, 2023. Management will also conduct a conference call to review the Company's third quarter financial results and its current outlook for the fourth quarter of fiscal 2023 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) on that same day.

To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13735485. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from January 26, 2023 at 7:30 p.m. Eastern Time through February 2, 2023 at 11:59 p.m. Eastern Time by dialing toll free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13735485. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; GSI Technology’s ability to successfully implement its cost- reduction initiatives; the impact of GSI Technology’s cost-reduction initiatives on its business and operations, including any possible disruption of GSI Technology’s business, and the failure to realize the anticipated benefits of its cost-reduction initiatives; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2022	2022	2021	2022	2021

Net revenues	$6,447	$8,953	$8,065	$24,309	$24,653
Cost of goods sold	2,741	3,351	3,603	9,636	11,232

Gross profit	3,706	5,602	4,462	14,673	13,421

Operating expenses:

Research & development	5,529	6,395	6,152	18,543	18,162
Selling, general and administrative	2,966	2,412	2,842	8,066	8,669
Total operating expenses	8,495	8,807	8,994	26,609	26,831

Operating loss	(4,789)	(3,205)	(4,532)	(11,936)	(13,410)

Interest and other income, net	61	14	15	101	(13)

Loss before income taxes	(4,728)	(3,191)	(4,517)	(11,835)	(13,423)
Provision for income taxes	84	37	64	181	(66)
Net loss	$(4,812)	$(3,228)	$(4,581)	$(12,016)	$(13,357)

Net loss per share, basic	$(0.20)	$(0.13)	$(0.19)	$(0.49)	$(0.55)
Net loss per share, diluted	$(0.20)	$(0.13)	$(0.19)	$(0.49)	$(0.55)

Weighted-average shares used in
computing per share amounts:

Basic	24,621	24,554	24,406	24,566	24,244
Diluted	24,621	24,554	24,406	24,566	24,244

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2022	2022	2021	2022	2021

Cost of goods sold	$54	$49	$58	$163	$192
Research & development	328	390	416	1,069	1,304
Selling, general and administrative	272	222	266	721	783
	$654	$661	$740	$1,953	$2,279

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2022	March 31, 2022
Cash and cash equivalents	$31,870	$36,971
Short-term investments	3,331	6,992
Accounts receivable	3,644	4,518
Inventory	6,199	4,655
Other current assets	1,318	1,555
Net property and equipment	6,995	7,359
Long-term investments	0	3,345
Other assets	10,791	11,027
Total assets	$64,148	$76,422

Current liabilities	$7,144	$8,861
Long-term liabilities	2,204	3,110
Stockholders' equity	54,800	64,451
Total liabilities and stockholders' equity	$64,148	$76,422